UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 16, 2011

MERRIMAN HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15831	11-2936371
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

600 California Street, 9th Floor,
San Francisco, California 94108
( Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (415) 248-5600

(Former Name or Former Address, if Changed Since Last Report)

Item 3.02	Unregistered Sales of Equity Securities.

Secured Promissory Note Exchange Offer

On November 16, 2011, the Company entered into definitive agreements for the exchange of Secured Promissory Notes, together with the warrants originally issued in connection with the Secured Promissory Notes, into common stock and new warrants of the Company (the “Secured Note Exchange”).

A total of $2,080,000 in principal amount, together with $25,084 in accrued but unpaid interest, were converted into common stock at a price of $0.7468 per share, resulting in the issuance of 2,818,804 new shares of common stock (the “New Shares”).  Approximately 55.3% of he Secured Promissory Notes exchanged were submitted by members of the Board of Directors or senior management of the Company.  The conversion price was equal to 80% of the average closing price per share of the Company’s common stock as quoted on NASDAQ for the 30 day period ending two days prior to the closing date (the “AP”).  Each old warrant submitted for exchange was replaced with 1.25 new warrants with a strike price of $1.0268, equal to 110% of the AP (the “New Warrants”).  A total of 188,126 New Warrants were issued.  The New Warrants have a term identical to the old warrants which were exchanged, which means a portion of the New Warrants will terminate on April 7, 2014 and the remaining portion on April 21, 2014.

The New Shares and New Warrants were issued in reliance on the exemption from registration requirements contained in Section 3.9 of the Securities Act of 1933, as amended, due to the fact that the New Shares and New Warrants were issued solely in exchange with its existing security holders exclusively and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

As a result of the Secured Note Exchange, the holders of the Series D Preferred Stock of the Company were entitled to an antidilution adjustment to their conversion price into common stock of the Company.  As previously disclosed in the Company’s Form 10-Q filed on November 14, 2011, the holders of the Series D Preferred Stock agreed to a reduction in the antidilution adjustment they would otherwise be entitled to.  As a result of the modified antidilution adjustment, the number of shares of common stock the holders of the outstanding shares of Series D Preferred Stock would be entitled to upon conversion increased from 2,794,743 to 5,632,148.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merriman Holdings, Inc.

Date: November 22, 2011	By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman
Chief Executive Officer